Exhibit 10.5

April 22, 2009

Mr. Jeremy  W. Smeltser

11422 Foxhaven Drive

Charlotte, NC 28277

Dear Jeremy:

SPX Corporation (the “Company”) recognizes that your contribution to its growth and success will be substantial and desires to assure your continued employment.  In this regard, the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a Change of Control (as defined in Section 2, below) may exist and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including yourself, to their assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a Change of Control.

Further, it is the intent of the Board in adopting this agreement (the “Agreement”) to assure the Company and its shareholders (i) of continuity of management in the event of any actual or threatened Change of Control and (ii) that key executive employees of the Company will be able to evaluate objectively whether a potential Change of Control is in the best interests of the shareholders.

In order to induce you to remain in the employ of the Company and to advance the interests of the Company and its shareholders by providing you with appropriate financial protection, the Board agrees that you shall receive the severance benefits set forth in this Agreement in the event that you separate from service due to a Change of Control as specifically provided in the remainder of this Agreement.  For purposes of this Agreement, your employment with the Company shall be deemed to be terminated when you have a “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code of 1986 (the “Code”), and references to your termination of employment shall be deemed to refer to a Separation from Service.

1.             Term of Agreement.  This Agreement will become effective on the date first written above (the “Effective Date”), and shall continue in effect through the second (2nd) anniversary of the Effective Date (the “Term”); provided, however, that this Agreement shall remain in effect and the Term shall be extended automatically from year to year thereafter for one (1) additional year unless, not later than six (6) months prior to the second (2nd) anniversary of the Effective Date, or any subsequent anniversary of the Effective Date, the Company gives written notice to you that it has elected not to extend this Agreement.  Notwithstanding anything in this Section 1 to the contrary, if a Change of Control occurs during the Term of this Agreement, the Term of this Agreement shall be extended automatically to the second (2nd) anniversary of the Change in Control.

2.             Change of Control of the Company.  No benefits will be payable under the terms of this Agreement unless a Change of Control of the Company has occurred.  A “Change of Control” shall be deemed to have occurred if:

(a)           Any “Person” (as defined below), excluding for this purpose the Company or any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any entity organized, appointed or established for or pursuant to the terms of any such plan that acquires beneficial ownership of common shares of the Company, is or becomes the “Beneficial Owner” (as defined below) of twenty percent (20%) or more of the common shares of the Company then outstanding; provided, however, that no Change of Control shall be deemed to have occurred as the result of an acquisition of common shares of the Company by the Company which, by reducing the number of shares outstanding, increases the proportionate beneficial ownership interest of any Person to twenty percent (20%) or more of the common shares of the Company then outstanding, but any subsequent increase in the beneficial ownership interest of such a Person in common shares of the Company shall be deemed a Change of Control; and provided further that if the Board of Directors of the Company determines in good faith that a Person who has become the Beneficial Owner of common shares of the Company representing twenty percent (20%) or more of the common shares of the Company then outstanding has inadvertently reached that level of ownership interest, and if such Person divests as promptly as practicable a sufficient number of shares of the Company so that the Person no longer has a beneficial ownership interest in twenty percent (20%) or more of the common shares of the Company then outstanding, then no Change of Control shall be deemed to have occurred.  For purposes of this Section 2(a), the following terms shall have the meanings set forth below:

(i)            “Person” shall mean any individual, firm, limited liability company, corporation or other entity, and shall include any successor (by merger or otherwise) of any such entity.

(ii)           “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(iii)          A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “beneficially own” any securities:

(A)          that such Person or any of such Person’s Affiliates or Associates beneficially owns, directly or indirectly (determined as provided in Rule 13d-3 under the Exchange Act);

(B)           that such Person or any of such Person’s Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (2) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding to vote such security (a) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (b) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

(C)           that are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to Section 2(a)(iii)(B)(2) above) or disposing of any securities of the Company.

Notwithstanding anything in this definition of Beneficial Ownership to the contrary, the phrase “then outstanding,” when used with reference to a Person’s beneficial ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding that such Person would be deemed to own beneficially hereunder.

(b)           During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such two (2)-year period constitute the Board of Directors of the Company and any new director or directors (except for any director designated by a person who has entered into an agreement with the Company to effect a transaction described in Section 2(a), above, or Section 2(c), below) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; or

(c)           Approval by the shareholders of (or if such approval is not required, the consummation of) (i) a plan of complete liquidation of the Company, (ii) an agreement for the sale or disposition of the Company or all or substantially all of the Company’s assets, (iii) a plan of merger or consolidation of the Company with any other corporation, or (iv) a similar transaction or series of transactions involving the Company (any transaction described in parts (i) through (iv) of this Section 2(c) being referred to as a “Business Combination”), in each case unless after such a Business Combination the shareholders of the Company immediately prior to the Business Combination continue to own at least eighty percent (80%) of the voting securities of the new (or continued) entity immediately after such Business Combination, in substantially the same proportion as their ownership of the Company immediately prior to such Business Combination.

Notwithstanding any provision in this Agreement to the contrary, a “Change of Control” shall not include any transaction described in Section 2(a) or (c), above, where, in connection with such transaction, you and/or any party acting in concert with you substantially increase your, his or its, as the case may be, ownership interest in the Company or a successor to the Company (other than through conversion of prior ownership interests in the Company and/or through equity awards received entirely as compensation for past or future personal services).

3.             Definitions.  The following definitions shall be used in determining whether, under the terms of Section 4 hereof, you are entitled to receive Accrued Benefits and/or Severance Benefits:

(a)           Disability.   For purposes of this Agreement, “Disability” shall mean, in the written opinion of a qualified physician selected by the Company, the Executive is by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (x) unable to engage in any substantial gainful activity, or (y) receiving income replacement benefits for a period of not less than three (3) months under a Company disability plan.

(b)          Retirement.  “Retirement” shall mean your voluntary separation from service (other than for Good Reason, as defined below) at a time after you have reached age sixty-five (65).

(c)           Cause.  “Cause” shall mean (i) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from Disability or occurring after issuance by you of a Notice of Termination for Good Reason), after a demand for substantial performance is delivered to you that specifically identifies the manner in which the Company believes that you have not substantially performed your duties, and after you have failed to resume substantial performance of your duties on a continuous basis within fourteen (14) calendar days after receiving such demand, (ii) you willfully engage in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, or (iii) your having been convicted of (or pleaded nolo contendere to) a felony that impairs your ability substantially to perform your duties with the Company.  For purposes of this Section 3(c), no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.  In addition, your employment shall be deemed to have terminated for Cause if, after your employment has terminated, facts and circumstances are discovered that would have justified a termination for Cause.

The Company shall make any decision that Cause exists in good faith.  For purposes of this Agreement, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company or any successor or affiliate.  Any act, or failure to act, on your part, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company or any successor or affiliate shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company or any successor or affiliate thereof.

(d)           Good Reason.  You shall be entitled to terminate your employment for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean, without your express written consent, the occurrence within two (2) years following a Change of Control of the Company of any one (1) or more of the following:

(i)            A reduction or alteration in your duties and responsibilities, or the status of your position from those in effect on the day prior to the Change of Control;

(ii)           A reduction by the Company in your base salary or in your most recent annual target incentive award opportunity as in effect on the date hereof or as the same shall be increased from time to time;

(iii)          The Company’s requiring you to be based at a location in excess of one  hundred (100) miles from the location where you are currently based;

(iv)          The failure by the Company to continue in effect the Company’s Individual Account Retirement Plan, Retirement Savings and Stock Ownership Plan, Supplemental Retirement Savings Plan, Supplemental Retirement Plan for Top Management, applicable executive bonus plan, 2002 Stock Compensation Plan, any plans substituted for the above adopted prior to the Change of Control, or any other of the Company’s employee benefit plans, policies, practices or arrangements in which you participate, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) to provide similar benefits has been made with respect to such plan(s); or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on substantially the same basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed as of the time of the Change of Control;

(v)           The failure of the Company to reinstate your employment in full (in the same capacity that you were employed, or in a mutually agreeable capacity) in the event that your employment was suspended due to a Disability and, within three (3) years of the Disability, you request to be reinstated and are ready, willing, and able to adequately perform your employment duties;

(vi)          The separation from service, replacement, or reassignment of twenty-five percent (25%) or more of the elected officers of the Company existing as of the day prior to a Change of Control, excluding any officer who separates from service due to death, Disability, or Retirement, or who is terminated by the Company for Cause, or who terminates other than for Good Reason (all as herein defined);

(vii)         The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Section 5 hereof; and

(viii)        Any purported termination by the Company of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(f), below, and for purposes of this Agreement, no such purported termination shall be effective.

(ix)           At any time during the thirty (30)-day period beginning one (1) year following a Change of Control, you shall be entitled to separate from service for any reason, and such separation from service shall be deemed to be for Good Reason for all purposes of this Agreement.

Your right to separate from service pursuant to this Section 3(d) shall not be affected by your suspension due to Disability.  Your continued employment shall not constitute a waiver of your rights with respect to any circumstance constituting Good Reason hereunder, except that you must provide notice to the Company of the existence of the condition described in above within a period not to exceed ninety (90) days of the initial existence of the condition, and the Company will have a period of at least thirty (30) days following the notice during which it may remedy the condition.

(e)           Notice of Termination.  Any termination by the Company for Cause or by you for Good Reason shall be communicated by Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provisions so indicated.

(f)            Date of Termination.  “Date of Termination” shall mean the date specified in the Notice of Termination where required (but not less than thirty (30) calendar days following delivery of the Notice of Termination, except that termination for Cause may be effective immediately) or in any other case upon ceasing to perform services to the Company; provided that if within twenty (20) calendar days after any Notice of Termination one party notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date finally determined to be the Date of Termination, either by written agreement of the parties or by a binding and final arbitration decision.  In the event that a dispute exists concerning the Date of Termination, you shall continue to receive your full compensation (including participation in all benefit and insurance plans in which you were participating) in effect when the notice giving rise to the dispute was given, until the Date of Termination is finally determined.  In such event, you will be required to reimburse the Company for all compensation received beyond the finally determined Date of Termination either by direct cash reimbursement within thirty (30) calendar days of resolving the conflict or by appropriately reducing your remaining benefits to be received under the terms of this Agreement.

(g)           Earned Bonus Amount.  For any year prior to the year during which a Change of Control occurs, your “Earned Bonus Amount” means your actual bonus for that year.  For the year during which a Change of Control occurs, your “Earned Bonus Amount” means your total potential bonus for the year as determined under the 2005 Executive Bonus Plan or applicable successor bonus plan (the “Bonus Plan”), according to the business performance metric achieved, and prorated to reflect your length of service during the Bonus Plan year.  For any year following the year during which a Change of Control occurs, your “Earned Bonus Amount” means the greater of (i) your actual bonus for the year prior to the year during which the Change of Control occurs and (ii) your total potential bonus for the year as determined under the Bonus Plan, according to the business performance metric achieved, and prorated to reflect your length of service during the Bonus Plan year.

4.             Compensation Upon Separation from Service Following a Change of Control.

(a)           Accrued Benefits.  In the event that you separate from service for any reason during the Term of this Agreement following a Change of Control of the Company, you shall receive your Accrued Benefits through the Date of Termination to the extent unpaid.  For purposes of this Agreement, your “Accrued Benefits” shall include the following:

(i)            All base salary for the time period ending with your Date of Termination, at the rate in effect at the time Notice of Termination is given or on the Date of Termination if no Notice of Termination is required;

(ii)           A bonus payment equal to one hundred percent (100%) of the greater of (A) your target bonus for the year in which the Date of Termination occurs, prorated based upon the ratio of the number of months (full credit for a partial month) you were employed during that bonus year to the total months in that bonus year, and (B) your Earned Bonus Amount for the year in which the Date of Termination occurs, calculated as if the Date of Termination were the end of that year for purposes of the Bonus Plan;

(iii)          A cash equivalent of all unused vacation to which you were entitled through your Date of Termination;

(iv)          Reimbursement for any and all monies advanced in connection with your employment for reasonable and necessary expenses incurred by you on behalf of the Company for the time period ending with your Date of Termination;

(v)           Your accrued benefit under the SPX Corporation Supplemental Retirement Plan for Top Management; and

(vi)          All other amounts to which you are entitled under any compensation or benefit plan, program, practice or policy of the Company in effect as of the Date of Termination.

(vii)         Subject to Section 4(e), the payments provided for in Section 4(a)(i), (ii), (iii), and (iv) above shall be made in a lump sum cash payment as soon as administratively practicable (but in no event more than ten (10) days) following your Date of Termination.  If the total amount of annual bonus is not determinable on that date, the Company shall pay the amount of bonus that is determinable and the remainder shall be paid in a lump sum cash payment at the time such bonuses are paid generally and in all events within the two and one-half (2½) months following the end of the calendar year in which the bonus is earned.

(b)           Severance Benefits.  In the event that you separate from service during the Term of this Agreement following a Change of Control, unless your separation from service is (i) because of your death, Disability, or Retirement; (ii) a termination by the Company for Cause; or (iii) a termination by you other than for Good Reason, you shall receive, in addition to your Accrued Benefits, the Severance Benefits.  For purposes of this Agreement, your “Severance Benefits” shall include the following:

(i)            Your annual base salary at the rate in effect immediately prior to the Change of Control of the Company or, if greater, at the rate in effect at the time Notice of Termination is given, or on the Date of Termination if no Notice of Termination is required, multiplied by two (2);

(ii)           An amount equal to two (2) times the greatest of (A) the highest of your Earned Bonus Amounts for the three (3) years immediately preceding the year in which the Date of Termination occurs (the “Year of Termination”) or (B) your target bonus under the Bonus Plan for the Year of Termination or (C) your Earned Bonus Amount for the Year of Termination, calculated as if the Date of Termination were the end of that year for purposes of the Bonus Plan;

(iii)          For a two (2) -year period after your Date of Termination, the Company will arrange to provide to you the same group health care coverage you had prior to your Date of Termination, at the Company’s expense, which includes, but is not limited to, hospital, surgical, medical, dental, and dependent coverages.  For purposes of the retiree medical coverage, you will receive the same number of additional years of credited service for computing your benefit as normally computed under the terms of the retiree medical plan.  Health care benefits otherwise receivable by you pursuant to this Section 4(b)(iii) shall be reduced to the extent comparable benefits are actually received by you from a subsequent employer during the two (2) -year period following your Date of Termination, and any such benefits actually received by you shall be reported to the Company.  To the extent the provision of health care benefits receivable by you pursuant to this Section 4(b)(iii) extends beyond the COBRA continuation period, such benefits will be provided in accordance with the requirements of Code Section 409A and Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions);

(iv)          For a two (2) -year period after your Date of Termination, the Company will arrange to provide to you, at the Company’s expense, life insurance coverage in the amount of two (2) times your base salary in effect at your Date of Termination and, at the end of the two (2) -year period, for the remainder of your life the Company will provide to you life insurance coverage in the amount of your base salary in effect at your Date of Termination provided that such coverage will be provided in accordance with the requirements of Code Section 409A and Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions;

(v)           Under the Company’s Individual Account Retirement Plan and Supplemental Retirement Plan for Top Management, you will receive immediate full vesting as of your Date of Termination and receive two (2) additional full years of service credit for computing your accrued retirement benefit under both plans. Further, in computing the accrued retirement benefits under both plans, two (2) years will be added to your actual age, and the definition of “Final Average Pay” (base and bonus) shall be the greater of (A) your highest three (3) -year average or (B) the sum of your actual base salary in effect at your Date of Termination plus the greatest of the bonus amounts described in parts (A), (B) and (C) of Section 4(b)(ii), above, with the additional benefits, to the extent not payable under the Individual Account Retirement Plan, to be paid as an additional benefit under the Supplemental Retirement Plan for Top Management;

(vi)          Under the Company’s Supplemental Retirement Savings Plan (the “SRSP”), you will receive a cash lump sum payment of the full balance (vested and unvested) of your Pre-2005 Account (as defined in the SRSP);

(vii)         Each stock option that you have been granted by the Company and that is not yet vested shall become immediately vested and exercisable and shall continue to be exercisable for the lesser of (A) two (2) years following your Date of Termination or (B) the time remaining until the originally designated expiration date, unless a longer exercise period is provided for in the applicable plan or award agreement;

(viii)        Any contractual restrictions placed on shares of restricted stock or other equity-based compensation awards that you have been awarded pursuant to the Company’s 2002 Stock Compensation Plan shall lapse as of your Date of Termination;

(ix)           (A)          Notwithstanding any provision in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company to you or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4(b)(ix)) (the “Total Payments”), would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then either:

(I)            the Severance Benefits payable to you under this Section 4(b) shall be reduced to the minimum extent necessary so that no amount of the Total Payments is subject to the excise tax imposed by Code Section 4999, or

(II)           the Total Payment will be made to you in full,

whichever of the foregoing amounts, taking into account Excise Tax, results in your receipt, on an after-tax basis, of the greatest amount of Total Payments, notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax.  In the event that then the Severance Benefits payable to you under this Section 4(b) shall be reduced, the Company will reduce your Severance Benefits, to the extent required, in the following order (but, in each case, only the portion thereof, if any, which has been determined by the Company’s independent accountants to be an “Excess Parachute Payment” within the meaning of Code Section 280G):  (i) the payment described in Section 4(b)(i) of this Agreement, (ii) the payment described in Section 4(b)(ii); and (iii) the payment described in Section 4(b)(v).  The fact that your right to Severance Benefits may be reduced by reason of the limitations contained in this Section 4(b)(ix) will not of itself limit or otherwise affect any of your other rights other than pursuant to this Agreement.

(x)           To the full extent permitted by law, the Company shall indemnify you (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred by you in connection with the defense of any lawsuit or other claim to which you are made a party by reason of being or having been an officer, director or employee of the Company or any of its subsidiaries.  In addition, you will be covered by director and officer liability insurance to the maximum extent that such insurance maintained by the Company from time to time covers any officer or director (or former officer or director) of the Company.  Any costs and expenses that are to be paid or reimbursed pursuant to the preceding provisions of this Section 4(b)(x) shall be reimbursed in accordance with the requirements of Code Section 409A and Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions).

(xi)          You will be entitled to receive outplacement services, at the expense of the Company, from a provider reasonably selected by you.  Such outplacement services must be incurred by you no later than the end of the calendar year that includes the second anniversary of your separation from service.  If applicable, reimbursement of such expenses shall be made to you no later than the end of the calendar year that includes the third anniversary of your separation from service.

(xii)         To the extent that you prevail in any contest or dispute with respect to any interpretation, enforcement or defense of your rights under this Agreement by litigation or otherwise, the Company shall pay to you or reimburse you for all legal fees and expenses incurred by you as a result of such contest or dispute (including all such fees and expenses, if any, incurred in contesting or disputing any separation from service or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Code Section 4999 to any payment or benefit provided hereunder), provided that such fees and expenses that are to be paid or reimbursed pursuant to the preceding provisions of this Section 4(b)(xii) shall be reimbursed in accordance with the requirements of Code Section 409A and Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions); and

(xiii)        Subject to Section 4(e) and except as otherwise provided in this Agreement, the  payments provided in Sections 4(b)(i), (ii), (v) (if a lump sum  has been elected previously in accordance with the terms of the applicable plan), (vi) and (xii) above shall be made in a lump sum cash payment as soon as administratively practicable (but in no event more than ten (10) days) following your separation from service.  If the total amount of annual bonus is not determinable on that date, the Company shall pay the amount of bonus that is determinable and the remainder shall be paid in a lump sum cash payment at the time such bonuses are paid generally and in all events within the two and one-half (2½) months following the end of the calendar year in which the bonus is earned.  As all of the payments referenced in the first sentence of this Section 4(b)(xiii) are included for purposes of determining the Gross-Up Payment, the thirty (30)-day period identified above shall not preempt or otherwise eliminate your right to receive any other payments to which you are entitled under the terms of this Agreement and to receive additional Gross-Up Payments based on such additional payments.

(c)                                  Notwithstanding any provision in this Agreement to the contrary, if a Change of Control occurs and you separate from service other than for Cause within six (6) months prior to the date on which the Change of Control occurs and you assert in writing to the Board within thirty (30) days following the Change of Control that such separation from service (i) was at the request of a third party who had taken steps reasonably calculated to effect the Change of Control, (ii) otherwise arose in connection with or anticipation of the Change of Control, or (iii) would not have occurred if the Change of Control were not anticipated, then for all purposes of this Agreement your separation from service shall be deemed to have occurred following the Change of Control and any payments owed to you hereunder as a result of such Change of Control shall be paid to you within sixty (60) days following the Change of Control, unless the Board determines in good faith that your separation from service (i) was not at the request of a third party who had taken steps reasonably calculated to effect the Change of Control, (ii) did not otherwise arise in connection with or anticipation of the Change of Control, and (iii) would have occurred if the Change of Control were not anticipated.

(d)                               You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer after your Date of Termination, or otherwise, with the exception of a reduction in your insurance benefits as provided in Section 4(b)(iii), and as provided in Section 13.

(e)                                  If, at the time you become entitled to your Accrued Benefits and your Severance Benefits under this Section 4, you are a “specified employee” (as defined under  Code Section 409A), then, notwithstanding any provision in this Agreement to the contrary, the following provisions shall apply.

(i)            None of your Accrued Benefits and Severance Benefits considered deferred compensation under Code Section 409A and not subject to an exception or exemption thereunder shall be paid to you until the date that is six (6) months after your separation from service or, if earlier, the date of your death (the “Six -Month Delay Rule”). Any such Accrued Benefits and Severance Benefits that would otherwise have been paid to you during this six-month period (the “Six -Month Delay”) shall instead be aggregated and paid to you no later than ten (10) days following the date that is six (6) months after your separation from service (together with interest at the interest credit rate provided in the SPX Corporation Individual Account Retirement Plan).  Any Accrued Benefits and Severance Benefits to which you are entitled to be paid under this Section 4 after the date that is six (6) months after your separation from service shall be paid to you in accordance with the applicable terms of Section 4.

(ii)           During the Six-Month Delay, the Company will pay to you the applicable payments set forth in this Section 4, to the extent any of the following exceptions to the Six-Month Delay Rule apply:

(A)          the short-term deferral rule of Code Section 409A and Treasury Regulation §1.409A-1(b)(4) (or any similar or successor provisions) (including with the treatment of each payment as one of a series of separate payments for purposes of Code Section 409A and Treasury Regulation §1.409A-2(b)(2)(iii)) (or any similar or successor provisions),

(B)           payments permitted under the separation pay exception of Code Section 409A and Treasury Regulation §1.409A-1(b)(9)(iii) (or any similar or successor provisions), and

(C)           payments permitted under the limited payments exception of Code Section 409A and Treasury Regulation §1.409A-1(b)(9)(v)(D) (or any similar or successor provisions),

provided that the amount paid under this Section 4(e)(ii) will count toward, and will not be in addition to, the total payment amount required to be made to you by the Company under this Section 4 on account of your separation from service and any applicable Company benefit plan.

(f)            The Company shall deliver to you a form general release and waiver of claims in favor of the Company that is acceptable to the Company (the “Release”) as soon as administratively feasible following your separation from service.  Notwithstanding any provision in this Agreement to the contrary, no payments pursuant to Section 4(a)(ii) or Section 4(b) shall be made prior to the date that both (i) you have delivered an original, signed Release to the Company and (ii) the revocability period (if any) has elapsed; provided, however, that any payments that would otherwise have been made prior to such date but for the fact that you had not yet delivered an original, signed Release (or the revocability period had not yet elapsed) shall be made as soon as administratively practicable but not later than the seventy-fourth (74th) day following your separation from service.  If you do not deliver an original, signed Release to the Company within ten (10) business days (or longer if required by applicable law) after receipt of the same from the Company, (i) your rights shall be limited to those made available to you under Section 4(a) above (excluding Section 4(a)(ii)), and (ii) the Company shall have no obligation to pay or provide to you any amount or benefits described in Section 4(a)(ii) or Section 4(b), or any other monies on account of your separation from service.

5.             Successors; Binding Agreements.

(a)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof employing you to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms to which you would be entitled hereunder if you terminated your employment for Good Reason following a Change of Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed your Date of Termination.

(b)           This Agreement shall inure to the benefit of and be enforceable by your personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to your devisee, legatee or other designee or, if there is no such designee, to your estate.

6.             No Funding of Benefits.  Nothing herein contained shall require or be deemed to require the Company to segregate, earmark, or otherwise set aside any funds or other assets to provide for any payments to be made hereunder.  Your rights under this Agreement shall be solely those of a general creditor of the Company.  However, in the event of a Change of Control, the Company may deposit cash or property, or both, equal in value to all or a portion of the benefits anticipated to be payable hereunder into a trust, the assets of which are to be distributed at such times as are otherwise provided for in this Agreement and are subject to the rights of the general creditors of the Company.  The Company also may deposit additional amounts to cover any administrative fees and expenses associated with the trust.

7.             Withholding of Taxes.  The Company may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as legally shall be required.  The Company may, at its option (a) require you to pay to the Company in cash such amount as may be required to satisfy such withholding obligations or (b) make other satisfactory arrangements with you to satisfy such withholding obligations.

8.             Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement.

9.             Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Delaware.  The Company and you agree that the jurisdiction and venue for any disputes arising under, or any action brought to enforce, or otherwise relating to, this Agreement shall be exclusively in the courts in the State of North Carolina, Mecklenburg County, including the Federal Courts located therein or responsible therefor (should Federal jurisdiction exist), and the Company and you hereby submit and consent to said jurisdiction and venue.

10.           Employment Rights.  This Agreement shall not confer upon you any right to continue in the employ of the Company or its subsidiaries and, except to the extent that benefits may become payable under Section 4, above, shall not in any way affect the right of the Company or its subsidiaries to dismiss or otherwise terminate your employment at any time and for any reason with or without Cause.

11.           No Vested Interest.  Neither you nor your estate shall have any right, title or interest in any benefit under this Agreement prior to the occurrence of all of the events specified herein as necessary conditions to such right, title or interest.

12.           Prior Agreements.  This Agreement contains the understanding between the parties hereto with respect to severance benefits in connection with a Change of Control of the Company and supersedes any prior such agreement between the Company (or any predecessor of the Company) and you.  If there is any discrepancy or conflict between this Agreement and any plan, policy and program of the Company regarding any term or condition of severance benefits in connection with a Change of Control of the Company, the language of this Agreement shall govern.

13.           Coordination with Employment Agreement.  Payments and benefits under this Agreement shall be in lieu of or reduced by any severance payments or benefits provided to the Executive under an Employment Agreement or any other severance pay plan, policy or arrangement of the Company.

14.           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

16.           Dispute Resolution.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association (“AAA”) then in effect, in Charlotte, North Carolina in accordance with the AAA’s National Rules for the Resolution of Employment Disputes.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  However, you shall be entitled to seek in court specific performance of your right, pursuant to Section 3(f), above, to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.  You acknowledge that by accepting this arbitration provision you are waiving any right to a jury trial in the event of a covered dispute.  The arbitrator may, but is not required to, order that the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any arbitration arising out of this Agreement.  The arbitrator will have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions.  The arbitrator will permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator.  The determination of the arbitrator will be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof.  The arbitrator will give written notice to the parties stating the arbitrator’s determination, and will furnish to each party a signed copy of such determination.  Any arbitration or action pursuant to this Section 16 will be governed by and construed in accordance with the substantive laws of the State of Delaware and, where applicable, federal law, without giving effect to the principles of conflict of laws of Delaware.  The Company will not be required to seek or participate in arbitration regarding any actual or threatened breach of any applicable non-compete, non-solicitation, confidentiality or similar restrictive covenants applicable to you, but may pursue its remedies in a court of competent jurisdiction.

17.           Code Section 409A Compliance.  To the extent any provision of this Agreement or action by the Company would subject you to liability for interest or additional taxes under Code Section 409A, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Company. It is intended that this Agreement will comply with Code Section 409A, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and this Agreement shall be administered accordingly, and interpreted and construed on a basis consistent with such intent. Each payment under Section 4 of this Agreement or any Company benefit plan is intended to be treated as one of a series of separate payments for purposes of Code Section 409A and Treasury Regulation §1.409A-2(b)(2)(iii) (or any similar or successor provisions). This Agreement may be amended to the extent necessary (including retroactively) by the Company in order to preserve compliance with Code Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for your compensation and benefits.

18.           Payments to Estate.  The executor of your estate shall be entitled to receive all amounts owing to you at the time of death under this Agreement in full settlement and satisfaction of all claims and demands on your behalf.  Such payments shall be in addition to any other death benefits of the Company and in full settlement and satisfaction of all severance benefit payments provided for in this Agreement.  In the event of your death or a judicial determination of your incompetence, reference in this Agreement to “you” will be deemed to refer, where appropriate, to your estate or other legal representative.

If this letter properly sets forth our agreement on the subject matter hereof, kindly date, sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

EXECUTIVE ACCEPTANCE	SPX CORPORATION

/s/ Jeremy W. Smeltser		By:	/s/Christopher J. Kearney
Jeremy W. Smeltser			Christopher J. Kearney

	Its:	Chairman, President and Chief Executive Officer

	Date:	April 22, 2009